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                                                                  EXECUTION COPY





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                                CREDIT AGREEMENT


                                     among


                                TOM BROWN, INC.


                              The Several Lenders
                        from Time to Time Parties Hereto


                                      and


                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent



                           Dated as of April 17, 1998


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                              TABLE OF CONTENTS
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SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         2.1  Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.2  Procedure for Revolving Credit Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.3  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.4  Termination or Reduction of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.5  Repayment of Revolving Credits; Evidence of Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.6  Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (a)  Initial Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (b)  Determinations of the Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.7  Optional and Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.8  Conversion and Continuation Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.9  Minimum Amounts and Maximum Number of Tranches  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.10  Interest Rates and Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.11  Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.12  Inability to Determine Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.13  Pro Rata Treatment and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.14  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.15  Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.16  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.17  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.18  Change of Lending Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         3.1  Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.2  No Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.3  Corporate Existence; Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.4  Corporate Power; Authorization; Enforceable Obligations . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.5  No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.6  No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.7  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.8  Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.9  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.10  No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.12  Federal Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.13  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.14  Investment Company Act; Public Utility Holding Company Act; Other
                 Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
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         3.15  Purpose of Revolving Credit Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.16  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.17  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.18  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 4.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         4.1  Conditions to Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (a)  Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (b)  Effective Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (c)  Corporate Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (d)  Incumbency Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (e)  Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (f)  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (g)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (h)  Reserve Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (i)  Existing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         4.2  Conditions to Each Revolving Credit Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (a)  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (b)  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (c)  Maintenance of Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (d)  No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (e)  Borrowing Base Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         (f)  Additional Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

         5.1  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         5.2  Certificates; Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         5.3  Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         5.4  Conduct of Business and Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         5.5  Maintenance of Property; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         5.6  Inspection of Property; Books and Records; Discussions  . . . . . . . . . . . . . . . . . . . . . . . . . 31
         5.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         5.8  Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         5.9  Borrowing Base Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

SECTION 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

         6.1  Financial Condition Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         (a)  Maintenance of Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         (b)  Fixed Charge Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         (c)  Leverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         6.2  Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         6.3  Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         6.4  Limitation on Guarantee Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         6.5  Limitation on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
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         6.6  Limitation on Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         6.7  Limitation on Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         6.8  Limitation on Investments, Acquisitions, Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . 35
         6.9  Limitation on Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         6.10  Limitation on Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         6.11  Limitation on Operating Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         6.12  Limitation on Changes in Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         6.13  Limitation on Negative Pledge Clauses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         6.14  Limitation on Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         6.15  Limitation on Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

SECTION 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37


SECTION 8.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

         8.1  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         8.2  Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         8.3  Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         8.4  Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         8.5  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         8.6  Non-Reliance on Agent and Other Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         8.7  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         8.8  Agent in Its Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         8.9  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         8.10  Co-Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

SECTION 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

         9.1  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         9.3  No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         9.4  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         9.5  Payment of Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         9.6  Successors and Assigns; Participations and Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . 44
         9.7  Adjustments; Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         9.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         9.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         9.10  Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         9.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         9.12  Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         9.13  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         9.14  WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         9.15  Limitation of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         9.16  Existing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
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
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Schedule I       Commitments and Addresses for Notices
Schedule 3.18    Subsidiaries

EXHIBITS

Exhibit A        Form of Revolving Credit Note
Exhibit B        Form of Subsidiaries Guarantee
Exhibit C        Form of Effective Certificate
Exhibit D        Form of Opinion of Lynch, Chappell & Alsup
Exhibit E        Form of Borrowing Base Certificate
Exhibit F        Form of Assignment and Acceptance
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          CREDIT AGREEMENT, dated as of April 17, 1998 (this "Agreement"), among Tom Brown, Inc., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this
Agreement (individually, a "Lender", and collectively, the "Lenders") and The
Chase Manhattan Bank, a New York banking corporation ("Chase"), as administrative agent for the Lenders hereunder (in such capacity, the "Agent").

          The parties hereto hereby agree as follows:

                           SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective
         Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:
         "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Federal Funds
         Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New
         York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                 "ABR Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the ABR.

                 "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                 "Agent": The Chase Manhattan Bank, as the administrative agent for the Lenders under this Agreement and the other Loan
         Documents.

                 "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                 "Applicable Margin":  on each day when the Utilization
         Percentage is less than 50%, 0.625% per annum, on each day when the
         Utilization Percentage is equal to or
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         greater than 50% but less than or equal to 75%, 0.75% per annum, and on each day when the Utilization Percentage is greater than 75%, 1.00%
         per annum.

                 "Assignee":  as defined in subsection 9.6(c).

                 "Available Commitment": at any time any amount equal to the lesser of (i) the aggregate Commitments of the Lenders and (ii) the Borrowing Base at that time.

                 "Board":  the Board of Governors of the Federal Reserve
         System.

                 "Borrowing Base": at any date, the amount determined pursuant to subsection 2.6(a) as the amount of credit available to the Borrower under this Agreement at such date.

                 "Borrowing Base Assets": the proven reserves of the Borrower and each Subsidiary Guarantor described in the most recent Reserve
         Report submitted by the Borrower to the Agent in accordance with subsection 2.6(b).

                 "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2 as a date on which the Borrower requests the Lenders to make Revolving Credit Loans hereunder.

                 "Business":  as defined in subsection 3.16(b).

                 "Business Day": a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

                 "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                 "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause
         (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Rating Group ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United
         States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with effective maturities of one year or less from the date of acquisition backed by an Aaa/AAA insurer or standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) securities with maturities of six months or less from the date of acquisition overcollateralized with United States' Government obligations as collateral or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

                 "Chase":  The Chase Manhattan Bank.

                 "Co-Agent": NationsBank of Texas, N.A., as co-agent for the Lenders under this Agreement and the other Loan Documents.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

                 "Commitment Fee Rate": on each day when the Utilization Percentage is less than 50%, a rate per annum equal to .20% and on each day when the Utilization Percentage is equal to or greater than 50%, a rate per annum equal to .25%.

                 "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                 "Commitment Period": the period from and including the Effective Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

                 "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                 "Consolidated Debt": as of the date of determination, of any Person at such date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all Guarantee Obligations of such Person in respect of obligations described in (a), (b), (c) and (d).

                 "Consolidated EBITDA": for any period, the revenues of the Borrower and its Subsidiaries for such period from continuing operations, minus associated costs (generally excluding Consolidated Interest Expense, income taxes, unallocated depreciation, depletion, and amortization and other non-cash expenses), determined in each case on a consolidated basis in accordance with GAAP.

                 "Consolidated Fixed Charges": for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) provision for cash income taxes made by the Borrower or any of its Subsidiaries on a consolidated basis in respect of such period and (iii) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries.

                 "Consolidated Interest Expense:" for any period, the amount of interest expense, both expensed and capitalized, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Net Worth": as of the date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                 "Consolidated Tangible Net Worth": as of the date of determination, Consolidated Net Worth after deducting therefrom the following:

                          (a) any surplus resulting from the write-up of assets subsequent to December 31, 1997;

                          (b) goodwill, including any amounts (however designated on the balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets;

                          (c)     patents, trademarks, copyrights;

                          (d) leasehold improvements not recoverable at the expiration of a lease; and

                          (e) deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses and experimental and development expenses, but excluding prepaid expenses and expensed general and administrative and geological and geophysical expenses).

                 "Consolidated Total Capitalization": as of the date of determination, the sum of Consolidated Tangible Net Worth and Consolidated Debt.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "Convertible Preferred Stock": the $1.75 Convertible Preferred Stock, Series A, of the Borrower.

                 "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Dollars" and "$": dollars in lawful currency of the United States of America.

                 "Effective Date": the date on which the conditions precedent set forth in subsection 4.1 shall be satisfied.

                 "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                 "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                 "Eurodollar Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                 "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                 ----------------------------------------
                 1.00 - Eurocurrency Reserve Requirements

                 "Eurodollar Tranche": with reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                 "Event of Default": any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Existing Agreement": the Credit Agreement, dated as of December 23, 1996, as amended, supplemented or otherwise modified through the Effective Date, among the Borrower, the several banks and financial institutions parties thereto and The Chase Manhattan Bank, as Agent.

                 "Fee Letter": the fee letter, dated April 10, 1998, between Chase, Chase Securities Inc. and the Borrower.

                 "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                 "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                 "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include indorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                 "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
         (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                 "Independent Engineer": Williamson Petroleum Consultants, Inc., and/or such other independent petroleum engineering company as the Borrower may designate that is acceptable to the Agent and the Co-Agent.

                 "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                 "Insolvent":  pertaining to a condition of Insolvency.

                 "Intellectual Property": as defined in subsection 3.9.

                 "Interest Payment Date": (a) as to any ABR Loan, the last day of each calendar month to occur while such ABR Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of one, two or three months, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period of six months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

                 "Interest Period":  with respect to any Eurodollar Loan:

                          (i) initially, the period commencing on the borrowing
                 or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                          (1)  if any Interest Period pertaining to a
                 Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                          (2) any Interest Period that would otherwise extend
                 beyond the Termination Date shall end on the Termination Date; and

                          (3) any Interest Period pertaining to a Eurodollar
                 Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                 "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap, interest rate swap or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

                 "KNE":  K N Energy, Inc., a Kansas corporation.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                 "Loan Documents": this Agreement, the Subsidiaries Guarantee and any Notes.

                 "Majority Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

                 "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Loan Documents or (c) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

                 "Material Environmental Amount": an amount not otherwise covered by insurance payable by the Borrower and/or its Subsidiaries in excess of $5,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

                 "Materials of Environmental Concern": any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                 "Maximum Loan Amount": $75,000,000, or such lesser amount to which the aggregate Commitments may be reduced pursuant to subsection
         2.4 hereof.

                 "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Net Cash Proceeds": means, with respect to any sale or other disposition of securities, the cash proceeds (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale or other disposition received by the Borrower or any of its Subsidiaries, net of all attorneys' fees, accountants' fees, investment banking fees and other customary fees actually incurred by the Borrower or any of its Subsidiaries and documented in connection therewith and net of taxes paid or reasonably expected to be payable by the Borrower or any of its Subsidiaries as a result thereof.

                 "Non-Excluded Taxes":  as defined in subsection 2.16.

                 "Notes":  the Revolving Credit Notes.

                 "Optional Reserve Report":  as defined in subsection
         2.6(b)(ii).

                 "Participant":  as defined in subsection 9.6(b).

                 "Partnership": Wind River - Pavillion, Ltd., a Texas limited partnership.

                 "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "Petroleum": oil, gas and other liquid or gaseous hydrocarbons, including, without limitation, all liquefiable hydrocarbons and other products which may be extracted from gas and gas condensate by the processing thereof in a gas processing plant.

                 "Petroleum Price Hedge Agreement": any hedge arrangement, commodity swap agreement, commodity futures, forwards, options, and other similar agreements relating to Petroleum.

                 "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Properties":  as defined in subsection 3.16(a).

                 "Register":  as defined in subsection 9.6(d).

                 "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                 "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ' 2615.

                 "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 66-2/3%.

                 "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Reserve Report":  as defined in subsection 2.6(b).

                 "Responsible Officer": the Chairman of the Board of Directors, President or Executive Vice-President of the Borrower or, with respect to financial matters, the Chief Financial Officer or the principal accounting or financial officer of the Borrower.

                 "Retex": Retex Gathering Company, Inc., a Wyoming corporation.

                 "Revolving Credit Loans":  as defined in subsection 2.1.

                 "Revolving Credit Note":  as defined in subsection 2.5(e).

                 "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                 "Subsidiary Guarantor": each of TBI Production Company, TBI Exploration Inc. and TBI West Virginia Inc.

                 "Subsidiaries Guarantee": the Subsidiaries Guarantee, to be entered into by each Subsidiary Guarantor, substantially in the form of Exhibit B attached hereto as the same may be amended, supplemented or otherwise modified from time to time.

                 "Termination Date":  the third anniversary of the Effective
         Date.

                 "Transferee":  as defined in subsection 9.6(f).

                 "Type": as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan.

                 "Utilization Percentage": on any day, the aggregate outstanding principal amount of the Revolving Credit Loans outstanding on such date divided by the Borrowing Base on such date.

                 "Wildhorse": Wildhorse Energy Partners, LLC, a Delaware limited liability company.

                 "Wildhorse Limited Liability Company Agreement": the Limited Liability Company Agreement between KNE and the Borrower for the formation of Wildhorse, dated January 31, 1996 and delivered by the Borrower to the Lenders.

                 "Wind River Joint Venture": the joint venture between Retex and K N Gas Gathering, Inc., pursuant to the Wind River Joint Venture Agreement.

                 "Wind River Joint Venture Agreement": the Amended and Restated Joint Venture Agreement, dated June 1, 1993, between Retex and K N Gas Gathering, Inc., a Colorado corporation.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

                 (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

                 2.1 Commitments. (a) Subject to the terms and conditions hereof (including, without limitation, Section 4.2(c)), each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment Percentage of the Available Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                 (b)      The Revolving Credit Loans may from time to time be
(i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 and 2.8; provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                 2.2  Procedure for Revolving Credit Borrowing.   The Borrower
may borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time,
(a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple thereof and
(y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 9.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                 2.3 Fees. The Borrower agrees to pay to the Agent for the account of the Lenders a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the unutilized part of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

                 2.4 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

                 2.5 Repayment of Revolving Credits; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender in full on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to
Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.10.

                 (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                 (c) The Agent shall maintain the Register pursuant to subsection 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

                 (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                 (e) The Borrower agrees that the Borrower will execute and deliver to each Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Revolving Credit Note").

                 2.6 Borrowing Base. The Borrowing Base shall be determined as follows:

                 (a) Initial Borrowing Base. The amount of the Borrowing Base shall be $130,000,000 during the period from the Effective Date to the date on which the Borrower receives notice of the first determination of the Borrowing Base by the Agent and the Co-Agent pursuant to subsection 2.6(b) and thereafter the amount of the Borrowing Base shall be the Borrowing Base most recently determined pursuant to subsection 2.6(b).

                 (b) Determinations of the Borrowing Base. (i) No later than 45 days after June 30 and December 31 of each calendar year, commencing June 30, 1998, the Borrower shall, at its own expense, furnish to the Agent, the Co-Agent and the Lenders a report ("Reserve Report"), in a form and substance reasonably satisfactory to the Agent and the Co-Agent which report shall be dated as of such June 30 or December 31 and shall set forth the Borrower's and its Subsidiary Guarantors' interest (broken down by category) in all Borrowing Base Assets and, in the case of the December 31 report only, a projection of the rate of production and net operating income with respect thereto as of such date. Each June 30 Reserve Report shall be prepared by the Borrower and each December 31 Reserve Report shall be prepared or audited by the Independent Engineer. Each June 30 Reserve Report may be prepared in summary form and shall include a review of any material production variances, if any, from the immediately preceding December 31 Reserve Report.

                          (ii)    At any date the Borrower may at its expense
furnish additional Reserve Reports to the Agent and the Co-Agent ("Optional Reserve Reports"), which Optional Reserve Reports need not be prepared or audited by an independent petroleum engineer (unless the Agent or the Co-Agent so requests), each dated a date other than June 30 or December 31.

                          (iii)   Notwithstanding the provisions of subsection
2.6(b)(i), upon the Borrower's written request, and upon submission of an Optional Reserve Report, the Agent and the Co-Agent shall review the Borrowing Base and make any adjustments thereto they deem appropriate under the circumstances; provided that in no event shall the Agent and the Co-Agent be required to make more than two such unscheduled Borrowing Base determinations during any calendar year.

                          (iv)    Within forty-five days after they both
receive each Reserve Report or Optional Reserve Report, the Agent and the Co-Agent shall make a determination of the Borrowing Base provided that such determination shall be approved by the Required Lenders, and shall notify the Borrower of the new Borrowing Base, if any.

                          (v)     Within forty-five days after the Borrower has
notified the Agent and the Co-Agent pursuant to subsection 2.7(c) that it or any Subsidiary Guarantor has determined to sell or otherwise dispose of any of the Borrowing Base Assets (other than sales permitted by subsections 6.6(a), (b), (c), (d) and (e)), the Agent and the Co-Agent shall make a redetermination of the Borrowing Base, and shall notify the Borrower of the new Borrowing Base, if any; provided that such redetermination and notification shall occur only if the aggregate amount of consideration paid for Borrowing Base Assets disposed of since the last determination of the Borrowing Base exceeds $5,000,000.

                          (vi)    The Borrower agrees to pay or reimburse the
Agent and the Co-Agent for all reasonable out-of-pocket costs and expenses incurred in connection with (a) the examination of each Optional Reserve Report furnished to the Agent and the Co-Agent by the Borrower, (b) the determination of the Borrowing Base pursuant to such Reserve Report or Optional Reserve Report, (c) the redetermination of the Borrowing Base pursuant to subsection 2.6(b)(v) and (d) the notification of the Borrower of such Borrowing Base.

                          (vii)   Each determination of the Borrowing Base
shall be made by the Agent and the Co-Agent in the exercise of their sole discretion in accordance with the then current standards and practices of the Agent and the Co-Agent for similar oil and gas loans, taking into account such factors as the Agent and the Co-Agent may deem appropriate, including, without limitation the nature and extent of the Borrower's interest in the Borrowing Base Assets and the anticipated timing and extent of net operating income therefrom; provided that each such determination shall be approved by the Required Lenders. The Agent and the Co-Agent may in their sole discretion discount the value of any Borrowing Base Asset set forth in a Reserve Report or an Optional Reserve Report by the same factors utilized by it in discounting the value of comparable borrowing base assets in comparable transactions.

                          (viii)  Each delivery by the Borrower to the Agent and
the Co-Agent of a Reserve Report or an Optional Reserve Report shall be deemed to constitute a representation and warranty by the Borrower to the Agent and the Co-Agent that the Borrower or the Subsidiary Guarantors, to the extent of the interest specified in such report (and subject to exceptions disclosed in writing to the Agent and the Co-Agent by the Borrower), has good and marketable title to the Borrowing Base Assets and any other property rights or interests described in such report, and that none of such Borrowing Base Assets or other property rights or interests is subject to any Lien other than as permitted by subsection 6.3.

                 2.7 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty (subject to subsection 2.17), upon at least four Business Days' irrevocable notice to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.17.
Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

                 (b) In the event the aggregate unpaid principal amount of the Revolving Credit Loans shall at any time be in excess of the Borrowing Base at such time, the Agent shall so notify the Borrower, and the Borrower shall, within 30 days after such notification, either (i) prepay the principal of the Revolving Credit Loans, in an aggregate amount at least equal to such excess, together with accrued interest on the amount prepaid to the date of such prepayment or (ii) take such actions as may be approved by the Agent and the Co-Agent in their sole discretion to increase the Borrowing Base by the amount of such excess in a manner satisfactory to the Agent and the Co-Agent.

                 (c) In the event the Borrower or any Subsidiary Guarantor determines to sell or otherwise dispose of any of the Borrowing Base Assets (other than sales permitted by subsections 6.6 (a), (b), (c), (d) and (e)), the Borrower shall immediately notify the Agent and the Co-Agent (but in no event later than five Business Days prior to the date of such sale or disposition) and, no later than three Business Days following the consummation of such sale or disposition, the Borrower shall prepay the Revolving Credit Loans in an aggregate amount equal to the net proceeds of such sale or disposition; provided that no later than three Business Days following the redetermination of the Borrowing Base by the Agent and the Co-Agent to reflect such sale or disposition to the extent required by subsection 2.6(b)(v), the Borrower shall additionally prepay the Revolving Credit Loans in an aggregate amount equal to the excess, if any, of (i) the aggregate principal amount of outstanding Revolving Credit Loans after reflecting payment of the net proceeds of such asset sale or disposition over (ii) the Borrowing Base as redetermined by the Agent and the Co-Agent to reflect such sale or disposition.

                 (d) In the event that both ABR Loans and Eurodollar Loans are outstanding on the date of any such mandatory prepayment made in accordance with the terms of paragraph (b) or (c) of this Section 2.7, the Borrower shall apply such mandatory prepayment first to prepay any or all of such outstanding ABR Loans and next to prepay any or all of such outstanding Eurodollar Loans; provided that in the event the Borrower shall apply such mandatory prepayment to prepay a Eurodollar Loan on a date other than the last day of an Interest Period with respect thereto, any losses or costs incurred by the Lenders shall be indemnified by the Borrower in accordance with the provisions of Section 2.17.

                 2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that (i) no Revolving Credit Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Revolving Credit Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

                 (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Revolving Credit Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a continuation is not appropriate or
(ii) after the date that is one month prior to the Termination Date; and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Revolving Credit Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                 2.9 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. In no event shall there be more than eight Eurodollar Tranches outstanding at any time.

                 2.10 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                 (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

                 (c) If all or a portion of (i) any principal of any Revolving Credit Loan, (ii) any interest payable thereon, (iii) any commitment fee or
(iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Revolving Credit Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

                 (d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

                 2.11 Computation of Interest and Fees. (a) Commitment fees and, whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Credit Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.10(a).

                 2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                 (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                 (b) the Agent shall have received notice from the Majority Lenders that the Eurodollar Rate to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Credit Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving

Credit Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and
(z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Credit Loans to Eurodollar Loans.

                 2.13 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made to the Agent and allocated to the Lenders pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in subsection 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                 (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

                 2.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Revolving Credit Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such

Lender such amounts, if any, as may be required pursuant to subsection 2.17.

                 2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                 (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection
         2.16 and changes in the rate of tax on the overall net income of such Lender);

                 (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

                 (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

                 (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                 (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

                 2.16 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

                 (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                 (i) deliver to the Borrower and the Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                 (ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                 (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection; provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

                 2.17 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Credit Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

                 2.18 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 2.15 or 2.16(a), or if any adoption or change of the type described in subsection 2.14 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection
2.15 or 2.16(a), or would eliminate or reduce the effect of any adoption or change described in subsection 2.14.

                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

                 To induce the Agent and the Lenders to enter into this Agreement and to make the Revolving Credit Loans, the Borrower hereby represents and warrants to the Agent and each Lender that:

                 3.1 Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1997 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Arthur Andersen LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 1997 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1997.

                 3.2 No Change. (a) Since December 31, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) during the period from December 31, 1997 to and including the date hereof, except for dividends paid on the Convertible Preferred Stock, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

                 3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property (including, without limitation, the Borrowing Base Assets), to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                 3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                 3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                 3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property (including, without limitation, the Borrowing Base Assets), and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 6.3.

                 3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                 3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                 3.11 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                 3.12 Federal Regulations. No part of the proceeds of any Revolving Credit Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Regulation U.

                 3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                 3.14 Investment Company Act; Public Utility Holding Company Act; Other Regulations. The Borrower is not (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (b) a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

                 3.15 Purpose of Revolving Credit Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrower to refinance the loans outstanding under the Existing Agreement and for general corporate purposes in the ordinary course of business.

                 3.16 Environmental Matters. Except for environmental matters which in the aggregate, could not reasonably be expected to either (a) result in the existence of an unsatisfied liability in excess of a Material Environmental Amount or (b) have a Material Adverse Effect:

                 (a) To the best of the Borrower's knowledge, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

                 (b) To the best of the Borrower's knowledge, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business").

                 (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

                 (d) To the best of the Borrower's knowledge, materials of Environmental Concern have not been transported, or disposed of, from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

                 (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                 (f) To the best of the Borrower's knowledge, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

                 3.17 Insurance. The Borrower and each of its Subsidiaries maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business and such insurance is otherwise in compliance with the Loan Documents.

                 3.18 Subsidiaries. On the Effective Date, the Subsidiaries of the Borrower, and its respective direct or indirect ownership interest in each thereof, shall be as set forth in Schedule 3.18 hereto.

                        SECTION 4.  CONDITIONS PRECEDENT

                 4.1 Conditions to Effectiveness. This Agreement shall become effective upon, and the agreement of each Lender to make the initial Revolving Credit Loan requested to be made by it is subject to, the satisfaction no later than May 15, 1998 of the following conditions precedent:

                 (a) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) the Subsidiaries Guarantee, executed and delivered by a duly authorized officer of each Subsidiary Guarantor, with a counterpart for each Lender, and (iii) for the account of each Lender, a Revolving Credit Note in form and substance reasonably acceptable to the Agent and the Agent's counsel executed and delivered by a duly authorized officer of the Borrower.

                 (b) Effective Certificate. The Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower and each Subsidiary Guarantor, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Agent, executed by the Chairman of the Board of Directors, President, any Vice President or the Secretary or any Assistant Secretary of the Borrower and each Subsidiary Guarantor.

                 (c) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Borrower and each Subsidiary Guarantor authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) in the case of the Borrower, the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower and of each such Subsidiary Guarantor, as the case may be, as of the Effective Date, which certificate shall be in form and substance satisfactory to the Agent and the Agent's counsel and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (d) Incumbency Certificates. The Agent shall have received, with a counterpart for each Lender, a Certificate of the Borrower and each Subsidiary Guarantor, dated the Effective Date, as to the incumbency and signature of the officers of the Borrower and the Subsidiary Guarantors executing any Loan Document satisfactory in form and substance to the Agent, executed by the Chairman of the Board of Directors, President or any Vice President and the Secretary or any Assistant Secretary of the Borrower and each Subsidiary Guarantor.

                 (e) Corporate Documents. The Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of the Borrower certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

                 (f) Fees. The Agent shall have received any fees and expenses required to be received by it on the Effective Date pursuant to the Loan Documents and the Fee Letter.

                 (g) Legal Opinion. The Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Lynch, Chappell & Alsup, a professional corporation, counsel to the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D; such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent and the Agent's counsel may reasonably require.

                 (h) Reserve Report. Notwithstanding the provisions of subsection 2.6(b), the Agent and the Co-Agent shall have received, with a counterpart for each Lender, a Reserve Report with respect to the Borrower and its Subsidiaries dated as of December 31, 1997 complying in all other respects with the provisions of subsection 2.6(b) and such other reserve information as may be requested by the Agent and the Co-Agent, all of which shall be satisfactory in form and substance to the Agent and the Co-Agent.

                 (i) Existing Agreement. All amounts owed with respect to the Existing Agreement shall have been paid in full and the Existing Agreement and all commitments thereunder shall have been terminated.

                 4.2 Conditions to Each Revolving Credit Loan. The agreement of each Lender to make any Revolving Credit Loan requested to be made by it on any date (including, without limitation, its initial Revolving Credit Loan) is subject to the satisfaction of the following conditions precedent:

                 (a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Subsidiary Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                 (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Credit Loans requested to be made on such date.

                 (c) Maintenance of Borrowing Base. Notwithstanding subsection 2.7(b), after giving effect to the Revolving Credit Loans requested to be made on any date, the aggregate amount of the Revolving Credit Loans then outstanding shall not exceed the Borrowing Base then in effect.

                 (d) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                 (e) Borrowing Base Certificate. The Agent shall have received, with a counterpart for each Lender, a Borrowing Base certificate substantially in the form of Exhibit E, with appropriate insertions.

                 (f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the

Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

                       SECTION 5.  AFFIRMATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

                 5.1  Financial Statements.  Furnish to each Lender:

                 (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing; and

                 (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 5.2  Certificates; Other Information.  Furnish to each Lender:

                 (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and (b), a certificate of a Responsible Officer stating that, to the best of such officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, which certificate shall include the detailed calculations of such Responsible Officer demonstrating the Borrower's compliance with the financial covenants set forth in subsection 6.1;

                 (c) not later than sixty days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget (including capital expenditures) of the Borrower and its consolidated Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

                 (d) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                 5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                 5.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

                 5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

                 5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties (including, without limitation, the Borrowing Base Assets) and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                 5.7 Notices. Promptly give notice to the Agent and each Lender of:

                 (a)  the occurrence of any Default or Event of Default;

                 (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                 (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $3,000,000 (individually or when aggregated with any other such litigation or proceeding) or more and not covered by insurance or in which injunctive or similar relief is sought;

                 (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

                 (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                 5.8 Environmental Laws. (a) Except as, in the aggregate, could not reasonably be expected to either (i) result in the payment of a Material Environmental Amount or (ii) have a Material Adverse Effect, (x) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, and ensure that any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws are maintained and complied with and (y) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities.

                 (b) Defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to, the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any of its Subsidiaries or to the Borrowing Base Assets, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

                 5.9 Borrowing Base Certificates. Provide the Agent with a Borrowing Base certificate substantially in the form of Exhibit E, with appropriate insertions, (i) concurrently with the provision of a notice of borrowing under the Commitments pursuant to subsection 2.2, (ii) concurrently with the provision of a notice of prepayment of the Revolving Credit Loans by the Borrower to the Agent pursuant to subsection 2.7(a), (iii) concurrently with a prepayment of the Revolving Credit Loans pursuant to subsection 2.7(c) and (iv) not later than 3 Business Days following a redetermination of the Borrowing Base pursuant to subsection 2.6(b).

                         SECTION 6.  NEGATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                 6.1  Financial Condition Covenants.

                 (a) Maintenance of Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than the sum, without duplication, of (i) $350,000,000, (ii) 50% of the Consolidated Net Income for each fiscal quarter of the Borrower ending after December 31, 1997 (so long as Consolidated Net Income is positive for the relevant period) and (iii) 50% of the Net Cash Proceeds of any primary offering (public or private) of equity securities consummated by the Borrower after the Effective Date.

                 (b) Fixed Charge Coverage. Permit for any period of four consecutive fiscal quarters (each such period a "Test Period") of the Borrower the ratio of (i) Consolidated EBITDA for such Test Period to
         (ii) Consolidated Fixed Charges for such Test Period to be less than
         2.5 to 1.0.

                 (c) Leverage. Permit the ratio of Consolidated Debt to Consolidated Total Capitalization any time to be greater than 0.45 to 1.0.

                 6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                 (a)  Indebtedness of the Borrower under this Agreement;

                 (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary

         Guarantor to the Borrower or any other Subsidiary Guarantor;

                 (c)  Indebtedness permitted under subsection 6.3;

                 (d)  Guarantee Obligations permitted under subsection 6.4;

                 (e) additional Indebtedness of the Borrower and Retex not exceeding $1,500,000 in aggregate principal amount at any one time outstanding;

                 (f) Indebtedness of the Partnership not exceeding $2,000,000 in aggregate principal amount at any one time outstanding;

                 (g) additional Indebtedness of the Partnership so long as such Indebtedness is non-recourse in all respects to the Borrower and its other Subsidiaries; and

                 (h) letters of credit issued in the ordinary course of business for the account of the Borrower and its Subsidiaries in an aggregate face amount not exceeding $6,000,000 at any time.

                 6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                 (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                 (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, operator's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                 (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                 (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (e) easements, rights-of-way, restrictions, title defects and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary; and

                 (f) Liens on properties of the Partnership securing Indebtedness permitted by subsections 6.2(f) and 6.2(g); provided that the amount of the Borrowing Base shall be reduced by the amount of any such Indebtedness secured by such Liens.

                 6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                 (a) Guarantee Obligations in the nature of performance bonds in the ordinary course of business and not in the nature of Indebtedness;

                 (b) Guarantee Obligations in an aggregate amount not to exceed $5,000,000 at any one time outstanding; and

                 (c)  the Subsidiaries Guarantee.

                 6.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

                 (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

                 (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower.

                 6.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

                 (a) obsolete, worn out, depleted or "uneconomic" property disposed of in the ordinary course of business;

                 (b) the sale, transportation and marketing of Petroleum in the ordinary course of business;

                 (c)  as permitted by subsection 6.5(b);

                 (d) undeveloped, undrilled leasehold acreage held in the Borrower's inventory; provided that in any fiscal year of the Borrower the gross proceeds of such property so disposed of shall not exceed $5,000,000; and

                 (e) the sale of producing properties of the Borrower and its Subsidiaries; provided that in any fiscal year of the Borrower the gross proceeds of such sale or sales shall not in the aggregate exceed $10,000,000.

                 6.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary except that, so long as no Default or Event of Default is in existence, the Borrower may pay dividends on the Convertible Preferred Stock.

                 6.8 Limitation on Investments, Acquisitions, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                 (a) extensions of trade credit in the ordinary course of business;

                 (b)  investments in Cash Equivalents;

                 (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

                 (d) investments made in the ordinary course of business in the Partnership, the Wind River Joint Venture and Wildhorse, and working capital contributions to Wildhorse; provided that such investments and working capital contributions (including those investments and working capital contributions made prior to the effectiveness of this Agreement) do not exceed $65,000,000 in the aggregate; and

                 (e)  Indebtedness permitted under subsection 6.2(b).

                 6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

                 6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

                 6.11 Limitation on Operating Leases. Enter into operating leases with any Person, except:

                 (a) operating leases with rental obligations in an aggregate principal amount not exceeding $5,000,000 in any fiscal year; and

                 (b) oil and gas leases and oil and gas operating agreements entered into in the ordinary course of business.

                 6.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

                 6.13 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, (b) the Loan Documents, (c) the Wind River Joint Venture Agreement, (d) the Wildhorse Limited Liability Company Agreement, and (e) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

                 6.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto.

                 6.15 Limitation on Certain Agreements. Enter into any Petroleum Price Hedge Agreement or Interest Rate Protection Agreement except where such agreements are entered into in the ordinary course of business (and not for speculative purposes) and designed to protect the Borrower or any of its Subsidiaries against fluctuations in Petroleum prices and interest rates; provided, that with respect to Petroleum Price Hedge Agreements that the aggregate amount of volumes of Petroleum subject to such Petroleum Price Hedge Agreements shall not exceed 75% of the anticipated production from the Borrower's and its Subsidiaries' proved, developed Petroleum reserves for the period covered by such Petroleum Hedge Agreements and provided, further, that in the event that the Borrower enters into a Petroleum Price Hedge Agreement or Interest Rate Protection Agreement with a Lender, or an Affiliate thereof, the net liabilities of the Borrower under such Petroleum Price Hedge Agreement or Interest Rate Protection Agreement will rank pari passu with the Borrower's Indebtedness under this Agreement.

                         SECTION 7.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) The Borrower shall fail to pay any principal of any Revolving Credit Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Revolving Credit Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                 (b) Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) The Borrower shall default in the observance or performance of any agreement contained in Section 6; or

                 (d) The Borrower or any of its Subsidiaries shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

                 (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Revolving Credit Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $1,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

                 (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                 (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                 (i) Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert; or

                 (j) (i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 20% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower, (B) (i) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; "Continuing Directors" shall mean the directors of the Borrower on the Effective Date and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors; or (ii) the Borrower shall cease to own 100% of the issued and outstanding Capital Stock of each of its Subsidiaries, or, in the case of the Partnership, shall cease to be the general partner; or

                 (k) Environmental liabilities aggregating in excess of a Material Environmental Amount shall be (i) outstanding at any time with respect to the Borrower or any of its Subsidiaries or (ii) paid in any fiscal year of the Borrower by the Borrower or any of its Subsidiaries,

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                             SECTION 8.  THE AGENT

                 8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are
reasonably incidental thereto.   Notwithstanding any provision to the contrary
elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                 8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

                 8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The

Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Credit Loans.

                 8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.
The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                 8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Revolving Credit Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Revolving Credit Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Credit Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Revolving Credit Loans and all other amounts payable hereunder.

                 8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Revolving Credit Loans made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                 8.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Revolving Credit Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                 8.10 Co-Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Co- Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Co-Agent.

                           SECTION 9.  MISCELLANEOUS

                 9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Revolving Credit Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                 9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule I in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:



         The Borrower:            Tom Brown, Inc.
                                           508 W. Wall, Suite 500
                                           Midland, Texas  79701
                                           Attention: Treasurer
                                           Fax: (915) 682-8707

         The Agent:                        The Chase Manhattan Bank
                                           270 Park Avenue, 32nd Floor
                                           New York, New York  10017
                                           Attention: Oil and Gas Group
                                           Fax: (212) 270-3899

                                           with a copy to:

                                           Chase Securities Inc.
                                           270 Park Avenue, 21st Floor
                                           New York, New York  10017
                                           Attention: Oil and Gas Group
                                           Fax: (212) 270-2519

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to subsection 2.2, 2.4, 2.8, 2.9 or 2.13 shall not be effective until received.

                 9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans hereunder.

                 9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agent, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided, that the Borrower shall have no obligation hereunder to the Agent or any Lender, as the case may be, with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent or any such Lender, as the case may be, or (ii) legal proceedings commenced against the Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

                 9.6  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                 (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities approved by the Borrower, which approval shall not be unreasonably withheld ("Participants") participating interests in any Revolving Credit Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Credit Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.15, 2.16 and
2.17 with respect to its participation in the Commitments and the Revolving Credit Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.16, such Participant shall have complied with the requirements of said subsection; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                 (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution ("an Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

                 (d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in subsection 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Credit Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may (and, in the case of any Revolving Credit Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Revolving Credit Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Revolving Credit Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent), together with payment by the Assignee to the Agent of a registration and processing fee of $2500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

                 (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

                 (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Revolving Credit Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Revolving Credit Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                 9.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                 (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

                 9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                 9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 9.13 Acknowledgements. The Borrower hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                 (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                 (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                 9.14  WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENT

AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 9.15 Limitation of Interest. (a) It is the intent of the Borrower and the Lenders in the execution and performance of this Agreement and all matters incidental and related hereto and the other Loan Documents or any agreement or instrument executed in connection herewith or therewith or with any Indebtedness of the Borrower to the Lenders to remain in strict compliance with all laws applicable to the Lenders from time to time in effect, including, without limitation, usury laws. In furtherance hereof, the Borrower and the Lenders stipulate and agree that none of the terms and provisions contained in or pertaining to this Agreement or in the other Loan Documents or any other agreement or instrument ("Other Agreement") executed in connection herewith or with any Indebtedness of the Borrower to the Lenders shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum amount of interest permitted to be charged by the Lenders under all laws in effect and applicable to the Lenders (the "Maximum Rate"). For purposes of this Agreement and the Revolving Credit Notes, "interest" shall include the aggregate of all amounts which constitute or are deemed to constitute interest under the respective laws in effect and applicable to the Lenders that are contracted for, chargeable, receivable (whether received or deemed to have been received) or taken under this Agreement or the Revolving Credit Notes or any Other Agreement. The Borrower shall not be required to pay interest hereunder or on any Revolving Credit Note or any Other Agreement at a rate or in an amount in excess of the Maximum Rate with respect to the Lenders or the maximum amount of interest that may be lawfully charged by the Lenders under any law which is in effect and applicable to the Lenders, and the provisions of this subsection 9.15 shall control over all other provisions of this Agreement and the Revolving Credit Notes or any Other Agreement which may be in apparent conflict herewith. If the effective rate or amount of interest which would otherwise be payable under this Agreement or any Revolving Credit Note or any Other Agreement, or all of them, would exceed the Maximum Rate for the Lenders or the maximum amount of interest the Lenders or any holder of any Revolving Credit Note or any Other Agreement is allowed by the relevant applicable law to charge, contract for, take or receive or in the event the Lenders or any holder of any Revolving Credit Note or any Other Agreement shall charge, contract for, take or receive monies that are deemed to constitute interest which could, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement or any Revolving Credit Note or any Other Agreement, or all of them, to a rate or amount in excess of that permitted to be charged, contracted for, taken or received under the applicable laws then in effect with respect to the Lenders, then the principal amount of the Revolving Credit Notes or the obligations of the Borrower to the Lenders under this Agreement, the Revolving Credit Notes or any Other Agreement or the amount of interest which would otherwise be payable to or for the account of the Lenders under this Agreement or the Revolving Credit Notes or any Other Agreement or all of them, shall be reduced to the amount allowed under said laws as now or hereafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, or received that are deemed to constitute interest in excess of the Maximum Rate for the Lenders or maximum amount of interest permitted by the relevant applicable laws shall be immediately returned to or credited to the account of the Company upon such determination. In determining whether the interest paid or payable under any specific contingency exceed the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee

(excluding attorneys' and accountants' fees) or premium rather than interest and (ii) amortize, prorate, allocate and spread, in equal parts during the full term of the relevant Revolving Credit Note, all interest at any time contracted for, charged or received in connection with the relevant Revolving Credit Note.

                 (b) To the extent the Lenders' Maximum Rate is at any time determined by the laws of the State of Texas (i) such rate shall be the "weekly ceiling" described in Section 303.201 of the Texas Finance Code, as supplemented by Article 5069-1D.002 of the Texas Revised Civil Statutes; provided, however, to the extent permitted by such Article, the Lenders by notice to the Borrower may revise the aforesaid election of such weekly ceiling as such ceiling affects the then current or future balances outstanding under the Revolving Credit Notes and other Loan Documents and Other Agreements.

                 9.16 Existing Agreement. Notwithstanding anything to the contrary contained herein, all outstanding loans under the Existing Agreement shall be deemed to be Revolving Credit Loans under this Agreement with the same interest periods and Eurodollar Rate and interest with respect thereto (from the date of the making of such loans except as provided in the next sentence) and shall be paid under this Agreement on the last day of each current interest period with respect to such loans. On the date hereof U.S. Bank National Association ("USB") shall be deemed to have made a Revolving Credit Loan to the Borrower to repay the loans of CIBC Inc. under the Existing Agreement and such Revolving Credit Loan made by USB shall be at the same interest rates and interest periods with respect to the loans being repaid to CIBC Inc. and on the last date of such interest periods with respect to such existing loans the Borrower shall pay to USB interest accruing from the date hereof. The Applicable Margin for such existing loans being continued as Revolving Credit Loans will be as provided in the Existing Agreement until but not including the date hereof and from and after the date hereof the Applicable Margin for such loans shall be as provided in this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                TOM BROWN, INC.


                                By:  /s/ Donald L. Evans
                                    -------------------------------------------
                                   Name:  Donald L. Evans
                                   Title: Chairman of the Board of Directors
                                          and Chief Executive Officer


                                THE CHASE MANHATTAN BANK,
                                  as Agent and as a Lender


                                By:  /s/ Peter M. Ling
                                    -------------------------------------------
                                   Name:  Peter M. Ling
                                   Title: Vice President



                                NATIONSBANK OF TEXAS, N.A.,
                                  as Co-Agent and as a Lender


                                By:  /s/ Frank K. Stowers
                                    -------------------------------------------
                                   Name:  Frank K. Stowers
                                   Title: Vice President



                                U.S. BANK NATIONAL ASSOCIATION,
                                  as a Lender


                                By:  /s/ Charles S. Searle
                                    -------------------------------------------
                                   Name:  Charles S. Searle
                                   Title: Senior Vice President

                                   Schedule I


                                  Commitments



The Chase Manhattan Bank                                 $30,000,000
NationsBank of Texas, N.A.                               $22,500,000
U.S. Bank National Association                           $22,500,000
                                                         -----------
                                                         $75,000,000



                             Addresses for Notices





                 The Chase Manhattan Bank
                 270 Park Avenue, 32nd Floor
                 New York, New York  10017
                 Attention: Oil & Gas Group
                 Fax:  (212) 270-3899

                 NationsBank of Texas, N.A.
                 303 West Wall Street
                 Midland, Texas 79701
                 Attention:  Frank K. Stowers
                 Fax:  (915) 685-2009

                 U.S. Bank National Association
                 918 17th Street
                 CNBB0300
                 Denver, CO  80202
                 Attention:  Charles S. Searle
                 Fax:  (303) 585-4362